(Non-executives, 2019 Time-vesting)

LITHIA MOTORS, INC.
RESTRICTED STOCK UNIT AGREEMENT
(2019 Time-vesting)

This Restricted Stock Unit Agreement (“Agreement”) is entered into pursuant to the 2013 Amended and Restated Stock Incentive Plan (the “Plan”) adopted by the Board of Directors and Shareholders of Lithia Motors, Inc., an Oregon corporation (the “Company”), as amended from time to time. Unless otherwise defined herein, capitalized terms in this Agreement have the meanings given to them in the Plan. Any inconsistency between this Agreement and the terms and conditions of the Plan will be resolved in favor of the Plan.

“Recipient”                        []

Number of Restricted Stock Units (“RSUs”)        []

“Date of Grant”                    []

1.    GRANT OF RESTRICTED STOCK UNIT AWARD

1.1    The Grant. The Company hereby awards to Recipient, and Recipient hereby accepts, the RSUs specified above on the terms and conditions set forth in this Agreement and the Plan (the “Award”). Each RSU represents the right to receive one share of Class A Common Stock of the Company (a “Share”) on an applicable Settlement Date, as defined in Section 1.3 of this Agreement, subject to the terms of this Agreement and the Plan.

1.2    Vesting. Subject to the continued employment of Recipient with the Company or any Subsidiary, the RSUs (rounded to the nearest whole RSU) shall vest on the dates set forth in the table below (each, a “Vesting Date”).

Vesting Date	Vesting of Award	Vested RSUs
January 1, 2021	33%	[ ]
January 1, 2022	33%	[ ]
January 1, 2023	34%	[ ]

1.3    Settlement of RSUs. There is no obligation for the Company to make payments or distributions with respect to RSUs except for the issuance of Shares to settle vested RSUs after the applicable Vesting Date. The Company’s issuance of one Share for each vested RSU (“Settlement”) may be subject to such conditions, restrictions and contingencies as the Committee shall determine. Unless receipt of the Shares is validly deferred pursuant to the RSU Deferral Plan effective January 1, 2012, RSUs shall be settled as soon as practicable after the applicable Vesting Date (each date of Settlement, a “Settlement Date”), but in no event later than March 15 of the calendar year following the calendar year in which the Vesting Date occurs. Notwithstanding the foregoing, the payment dates set forth in this Section 1.3 have been specified for the purpose of complying with the short-term deferral exception under Section 409A of the Internal Revenue Code of 1986, and to the extent payments are made during the periods permitted under Section 409A (including applicable periods before or after the specified payment dates set forth in this Section 1.3),

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(Non-executives, 2019 Time-vesting)

the Company shall be deemed to have satisfied its obligations under the Plan and shall be deemed not to be in breach of its payment obligations hereunder.

1.4    Termination of Recipient’s Employment.

(a)    Voluntary or Involuntary Termination. Except as otherwise provided in this Section 1.4, if Recipient’s employment with the Company or any Subsidiary terminates as a result of a voluntary or involuntary termination, all outstanding unvested RSUs shall immediately be forfeited. Recipient shall not be treated as terminating employment if Recipient is on an approved leave of absence.

(b)    Death. If Recipient’s employment with the Company or any Subsidiary terminates as a result of Recipient’s death that occurs on or after January 1, 2020, RSUs shall continue to vest as scheduled in Section 1.2 of this Agreement.

(c)    Disability. If Recipient becomes Disabled while employed by the Company or a Subsidiary, RSUs shall continue to vest as scheduled in Section 1.2 of this Agreement for so long as Recipient remains Disabled.

(d)    Qualified Retirement. If Recipient terminates employment due to a Qualified Retirement that occurs on or after January 1, 2020, RSUs shall continue to vest as scheduled in Section 1.2 of this Agreement. A “Qualified Retirement” means Recipient voluntarily terminates employment on or after such time as Recipient is at least 55 years of age and the sum of Recipient’s attained age and completed years of Service at the time of such termination equals or exceeds seventy (70) years.

Notwithstanding anything in this Agreement to the contrary, in no event will any Settlement occur prior to the applicable Vesting Date.

2.    REPRESENTATIONS AND COVENANTS OF RECIPIENT

2.1    No Representations by or on Behalf of the Company. Recipient is not relying on any representation, warranty or statement made by the Company or any agent, employee or officer, director, shareholder or other controlling person of the Company regarding the RSUs or this Agreement.

2.2    Tax Considerations. The Company has advised Recipient to seek Recipient’s own tax and financial advice with regard to the federal and state tax considerations resulting from Recipient’s receipt of the Award and Recipient’s receipt of the Shares upon Settlement of the vested portion of the Award. Recipient understands that the Company, to the extent required by law, will report to appropriate taxing authorities the payment to Recipient of compensation income upon the Settlement of RSUs under the Award and Recipient shall be solely responsible for the payment of all federal and state taxes resulting from such Settlement.

2.3    Agreement to Enter into Lock-Up Agreement with an Underwriter. Recipient understands and agrees that whenever the Company undertakes a firmly underwritten public offering of its securities, Recipient will, if requested to do so by the managing underwriter in such offering, enter into an agreement not to sell or dispose of any securities of the Company owned or controlled by Recipient, including any of the RSUs or the Shares, provided that such restriction will not extend beyond 12 months from the effective date of the registration statement filed in connection with such offering.

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(Non-executives, 2019 Time-vesting)

3.    GENERAL RESTRICTIONS OF TRANSFERS OF UNVESTED RSUS

3.1    No Transfers of Unvested RSUs. Recipient agrees for himself or herself and his or her executors, administrators and other successors in interest that none of the RSUs, nor any interest therein, may be voluntarily or involuntarily sold, transferred, assigned, donated, pledged, hypothecated or otherwise disposed of, gratuitously or for consideration prior to their vesting in accordance with this Agreement.

3.2    Award Adjustments. The number of RSUs granted under this Award shall, at the discretion of the Committee, be subject to adjustment under the Plan in the event the outstanding shares of Common Stock are hereafter increased, decreased, changed into or exchanged for a different number or kind of shares of Common Stock or for other securities of the Company or of another corporation, by reason of any reorganization, merger, consolidation, reclassification, stock split up, combination of shares of Common Stock, or dividend payable in shares of Common Stock or other securities of the Company. If Recipient receives any additional RSUs pursuant to the Plan, such additional (or other) RSUs shall be deemed granted hereunder and shall be subject to the same restrictions and obligations on the RSUs as originally granted as imposed by this Agreement.

3.3    Invalid Transfers. Any disposition of the RSUs other than in strict compliance with the provisions of this Agreement shall be void.

4.    PAYMENT OF TAX WITHHOLDING AMOUNTS. To the extent the Company is responsible for withholding income taxes, upon the vesting of the Award Recipient must pay to the Company or make adequate provision for the payment of all Tax Withholding. If any RSUs are scheduled to vest during a period in which trading is not permitted under the Company’s insider trading policy, to satisfy the Tax Withholding requirement, Recipient irrevocably elects to settle the Tax Withholding obligation by the Company withholding a number of Shares otherwise deliverable upon vesting having a market value sufficient to satisfy the statutory minimum tax withholding of Recipient. If the Company later determines that additional Tax Withholding was or has become required beyond any amount paid or provided for by Recipient, Recipient will pay such additional amount to the Company immediately upon demand by the Company. If Recipient fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to Recipient.

5.    MISCELLANEOUS PROVISIONS

5.1        Amendment and Modification. Except as otherwise provided by the Plan, this Agreement may be amended, modified and supplemented only by written agreement of all of the parties hereto.

5.2    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Recipient without the prior written consent of the Company.

5.3    Governing Law. To the extent not preempted by federal law, this Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the internal laws of the State of Oregon applicable to the construction and enforcement of contracts wholly executed in Oregon by residents of Oregon and wholly performed in Oregon. Any action or proceeding brought by any party hereto shall be brought only in a state or federal court of competent jurisdiction located in the County of Multnomah in the State of Oregon and all parties hereto hereby submit to the in personal jurisdiction of such court for purposes of any such action or procedure.

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5.4     Arbitration. The parties agree to submit any dispute arising under this Agreement to final, binding, private arbitration in Portland, Oregon. This includes not only disputes about the meaning or performance of this Agreement, but disputes about its negotiation, drafting, or execution. The dispute will be determined by a single arbitrator in accordance with the then-existing rules of arbitration procedure of Multnomah County, Oregon Circuit Court, except that there shall be no right of de novo review in Circuit Court and the arbitrator may charge his or her standard arbitration fees rather than the fees prescribed in the Multnomah County Circuit Court arbitration procedures. The proceeding will be commenced by the filing of a civil complaint in Multnomah County Circuit Court and a simultaneous request for transfer to arbitration. The parties expressly agree that they may choose an arbitrator who is not on the list provided by the Multnomah County Circuit Court Arbitration Department, but if they are unable to agree upon the single arbitrator within ten days of receipt of the Arbitration Department list, they will ask the Arbitration Department to make the selection for them. The arbitrator will have full authority to determine all issues, including arbitrability; to award any remedy, including permanent injunctive relief; and to determine any request for costs and expenses in accordance with Section 5.5 of this Agreement. The arbitrator’s award may be reduced to final judgment in Multnomah County Circuit Court. The complaining party shall bear the arbitration expenses and may seek their recovery if it prevails. Notwithstanding any other provision of this Agreement, an aggrieved party may seek a temporary restraining order or preliminary injunction in Multnomah County Circuit Court to preserve the status quo during the arbitration proceeding.

5.5    Attorney Fees. If any suit, action, or proceeding is instituted in connection with any controversy arising out of this Agreement or the enforcement of any right hereunder, the prevailing party will be entitled to recover, in addition to costs, such sums as the court or arbitrator may adjudge reasonable as attorney fees, including fees on any appeal.

5.6    Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

5.7    Entire Agreement. This Agreement and the Plan embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior written or oral communications or agreements all of which are merged herein. There are no restrictions, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein.

5.8    No Waiver. No waiver of any provision of this Agreement or any rights or obligations of any party hereunder shall be effective, except pursuant to a written instrument signed by the party or parties waiving compliance, and any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.

5.9    Severability of Provisions. In the event that any provision hereof is found invalid or unenforceable pursuant to judicial decree or decision, the remainder of this Agreement shall remain valid and enforceable according to its terms.

5.10    Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. The Committee shall have the final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be final, binding and conclusive upon Recipient and his or her legal representative in respect to any questions arising under the Plan or this Agreement.

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5.11    Notices. All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed duly given if delivered personally or by courier service, or if mailed by certified mail, return receipt requested, prepaid and addressed to the Company executive offices to the attention of the Corporate Secretary, or if to Recipient, to the address maintained by the personnel department, or such other address as such party shall have furnished to the other party in writing.

5.12    Acceptance of Agreement. Unless Recipient notifies the Corporate Secretary in writing within 14 days after the Date of Grant that Recipient does not wish to accept this Agreement, Recipient will be deemed to have accepted this Agreement and will be bound by the terms of this Agreement and the Plan.

5.13    No Right of Employment. Nothing contained in the Plan or this Agreement shall be construed as giving Recipient any right to be retained, in any position, as an employee of the Company or any Subsidiary.

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(Non-executives, 2019 Time-vesting)

Recipient and the Company have executed this Agreement effective as of the Grant Date.

RECIPIENT

Signature

Type or Print Name:

Social Security Number:

COMPANY                LITHIA MOTORS, INC.

By:
Name:     Chris Holzshu
Title:     Executive Vice President

* Please take the time to read and understand this Agreement. If you have any specific questions or do not fully understand any of the provisions, please contact stockinfo@lithia.com in writing.

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